Exhibit 10.21

September 25, 2009

Aaron Erkan Akyuz

Dear Erkan,

On behalf of Vital Images, Inc., I am pleased to offer you the full-time position of Executive Vice President of Research and Development reporting directly to me.  Your base salary will be $10,416.67 semi-monthly, which annualizes to $250,000 USD.  Your start date will be October 1, 2009.  This offer letter will expire on September 30, 2009.

This agreement supersedes and succeeds the Canadian employment agreements signed on August 13, 2009 titled EMPLOYEE OFFER LETTER and the CONFIDENTIALITY, ASSIGNMENT AND NON-COMPETITION AGREEMENT.  The Canadian employment agreements will no longer be of effect between the parties as of the date of effectiveness of this agreement.

In addition to your Base Salary, you will be eligible for the Management Incentive Plan (the “Plan”). Your incentive target for calendar year 2009 will be 35% of base pay (prorated based on your start date).  Awards under the Plan will be based on achievement of a combination of both company and personal performance goals. Moreover, there is an opportunity for the award to be more than your incentive target, based on overachievement of Company goals. Payouts under the Plan are expected to be made to qualifying employees on a lump sum basis on or before March 31, 2010.

We have agreed that you will permanently relocate to the Minneapolis, MN area no later than August 2010. To assist you in your relocation we will pay for temporary housing in the Minneapolis area through August 2010 or until the time you purchase a home in Minnesota (whichever comes first).  We will also pay for the move of your household goods and two house hunting trips for you and your spouse for four days duration each and reimburse you for any travel expenses associated with traveling to and from our headquarters prior to your relocation.  Additionally, the Company will pay you an amount up to $50,000 for house buying and/or closing costs when you sell your home in Ontario.  Should you leave the Company voluntarily within one year after your relocation to Minnesota; this amount must be repaid to the Company.  Please see “Exhibit A” for more details surrounding the relocation assistance.  Please note that certain of these payments may be considered taxable benefits under applicable law.

For the period that your family remains in Canada, you will generally be taxable as resident of Canada and as a non-resident in the U.S.  This could lead to an increased worldwide tax liability associated with this arrangement.  Therefore, the company will tax equalize any associated incremental/additional income and/or social tax liability and provide tax preparation assistance regarding dual tax filing requirements related to this period of your employment. There may also be an incremental tax liability due to the assessment of Canadian departure tax upon your relocation to the U.S.  If this is the case, the company will evaluate the situation and identify if they will cover any portion of an incremental tax cost to you.  Any such payments required under this paragraph will be made under the terms identified in the attached addendum.

Upon joining Vital Images, you will be eligible to participate in the Company’s fringe benefit program. Specifically, you will accrue 1.66 days per month (.833 days per pay period) which equals 20 days (4 weeks) of vacation per year. You will also receive ten (10) paid holidays per calendar year.  Medical, Dental, and Disability Insurance will be effective the first of the month following the start date.  The Company understands that your family will remain in Canada over the next several months.  As you are aware, the Company does not currently provide any group or individual benefit plans in Canada.  We understand such benefit plans are important for your family and we are prepared to provide you an additional amount of compensation equivalent to 5% of your Base Salary per annum in order for you to purchase an individual or family plan that best suits your family’s needs while they remain in Canada.  You are responsible for all taxes resulting from this extra 5%.  This payment will continue until your family relocates to the Minnesota and they are eligible for benefits under our standard USA benefits package or through August, 2010 whichever comes first.  This payment will be included in your semi-monthly salary payments outlined in paragraph 1 of this Agreement and will be subject to all applicable tax withholdings and statutory and other deductions.

You may participate in the Vital Images Employee Stock Purchase Plan the first day of any quarter, and the Vital Images 401(k) plan the first day of the month, following a three-month waiting period.  Please be advised that Company fringe benefit programs are subject to change as a matter of Company policy.

In compliance with the Immigration Reform and Control Act, all new employees are required to provide proof of work eligibility and identification. In order to satisfy these requirements, certain documents must be presented within 72 hours of your start date.  Please review the list, which is attached to the Form I-9, of appropriate documentation and bring these with you on your first day of employment.

You should be aware that your employment with Vital Images is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, Vital Images is free to conclude our employment relationship with you at any time, with or without cause, and with or without notice, subject to any severance obligations under any written employment agreement with the Company.

This offer of employment is contingent upon successful completion of a background investigation by the Human Resources Department at Vital Images.  Confirmation of completion of the investigation will be provided to you as soon as the investigation is complete.

To accept this offer of employment, please sign below and return one copy of this letter as soon as possible in the enclosed envelope, along with your signed non-disclosure agreement.

Erkan, we are excited about having you on the Vital Images’ team.  We are confident that you will contribute to our Company’s growth and that we can provide a challenging and rewarding work environment to further your professional career.

Sincerely,

/s/ Michael H. Carrel

Michael Carrel
President/Chief Executive Officer

Accepted by	/s/ Aaron Akyuz	Date	9/25/09